Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

September 18, 2006

CHINA DIRECT ACQUIRES CAPSTONE INDUSTRIES, INC.

COOPER CITY, FL: China Direct Trading Corp. (OTC BB:CHDT.OB – News) announced today that it has acquired Capstone Industries Inc. (wwwcapstoneindustries.com). The acquisition of Capstone furthers China Direct’s current strategic plan to expand domestic distribution opportunities through strategic investment and acquisition. CHDT issued 234,399 shares of its Series B Preferred Stock (convertible into 15.625 million shares of CHDT Common Stock) and $750,000 in cash (from the CHDT credit line with certain members of management) to acquire 100% of Capstone’s common stock.

Capstone Industries (Deerfield Beach, FL), established in 1997, is an innovator in growing book light and multi-task lighting categories, holding several product and design patents and trademarks, and is engaged in product/design development, manufacturing, and distribution nationwide. Existing retailer distribution agreements include, but are not limited to, mass market retailers (Wal-Mart), office-supply chains (Staples), book store chains (Barnes & Nobles), warehouse clubs (Costco), supermarket chains (Kroger), drug chains (Rite Aid), Department Stores (Dillards), and book clubs (Scholastic). For FY2005 (unaudited), Capstone had gross sales of $2.167 million, gross profit of $661,489 and net income of $92,535 after a one-time tax deferral adjustment of ($209,940). Pro forma financials for the acquisition will be filed as soon as practicable with the SEC.

Capstone’s product development, domestic distribution, marketing expertise, overseas sourcing and product diversification is expected to positively contribute revenue growth in 2007. CHDT hopes that Capstone will bolster the non-power generator revenues of CHDT business lines and help diversify CHDT revenue sources. “We want to remain consistent with our strategic plan of dealing in products that can be distributed by existing channels, do not require extensive inventory and have a relatively short sales cycle,” said Howard Ullman, Chief Executive Officer and President of CHDT. “Capstone complements our existing souvenir business by being mostly a direct sale to national or regional corporate customers,” added Mr. Ullman.

About CHDT: CHDT is a public holding company acting, through its subsidiaries, as a distributor of commercial and residential standby power generators as a trading company focused on selling Chinese-made goods in North America, especially roofing tiles and promotional, souvenir and gift items.

FORWARD-LOOKING STATEMENTS: This press release, including the financial information that follows, contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential or financial performance. The fact that CHDT seeks or consummates investments in or acquisitions of other companies does not mean that such transactions will favorably affect CHDT’s business or financial conditions -- in general or as forecasted. In fact, investments and acquisitions could have an adverse impact on CHDT. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. CHDT undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release and risks associated with any investment in CHDT, which is a “penny stock” company, should be evaluated together with the many uncertainties that affect CHDT’s business, particularly those mentioned in the cautionary statements in current and future CHDT’s SEC Filings, which statements CHDT incorporates by reference herein.